As filed with the Securities and Exchange Commission on June 1, 2021.

Registration No. 333-254722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Falcon Peak Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1230 Avenue of the Americas, 2nd Floor
New York, NY 10020
Telephone Number: (310)-464-2733

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward Truitt
Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(302) 731-1612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff Stuart Neuhauser Tamar Donikyan Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Matthew Gardner Michael Johns Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1 1104 Cayman Islands Tel: (345) 949-8066	David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Tel: (212) 818-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant(2)	28,750,000 Units	$10.00	$287,500,000	$31,366.25
Class A ordinary shares included as part of the units(3)	28,750,000 Shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	9,583,333 Warrants	—	—	—	(4)
Total			$287,500,000	$31,366.25	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 3,750,000 units, consisting of 3,750,000 Class A ordinary shares and 1,250,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Falcon Peak Acquisition Corp. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-254722) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged,except for the name change from Falcon Acquisition Corp. to Falcon Peak Acquisition Corp., and has therefore been omitted.

Part II

Information not required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC/FINRA expenses	$74,992
Accounting fees and expenses	47,000
Printing and engraving expenses	35,000
Travel and road show expenses	25,000
Legal fees and expenses	250,000
NYSE listing and filing fees	85,000
Directors’ and officers’ liability insurance(1)	350,000
Miscellaneous	133,008
Total	$1,000,000

(1)	This amount represents the approximate amount of annual directors’ and officers’ liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes an initial business combination.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On September 29, 2020, Falcon Sponsor LLC, our sponsor, paid $25,000, or approximately $0.002 per share, to cover certain of our offering costs in exchange for 11,500,000 Class B ordinary shares. On March 8, 2021, our sponsor returned to us for cancellation, at no cost, an aggregate of 4,312,500 founder shares, resulting in our sponsor holding an aggregate of 7,187,500 founder shares.

Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 28,750,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering. Up to 937,500 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor has committed to, pursuant to a written agreement, to purchase from us an aggregate of 4,666,667 private placement warrants (or 5,166,667 warrants if the underwriters’ over-allotment option is exercised in full) at $1.50 per warrant (for an aggregate purchase price of $7,000,000 (or $7,750,000 if the underwriters’ over-allotment option is exercised in full)). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association.*
3.2	Certificate of Name Change.*
3.3	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Ellenoff Grossman & Schole LLP.*
5.2	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant.*
10.1	Form of Letter Agreement among the Registrant, Falcon Sponsor LLC and each of the officers and directors of the Registrant.*
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.3	Form of Registration Rights Agreement among the Registrant, and the Holders signatory thereto.*
10.4	Form of Private Placement Warrants Purchase Agreement among the Registrant and Falcon Sponsor LLC.*
10.5	Form of Indemnity Agreement.*
10.6	Promissory Note issued to Falcon Sponsor LLC.*
10.7	Securities Subscription Agreement between Falcon Sponsor LLC and the Registrant.*
10.8	Form of Administrative Services Agreement between the Registrant and Falcon Sponsor LLC.*
14.1	Form of Code of Business Conduct and Ethics.*
23.1	Consent of WithumSmith+Brown, PC.**
23.2	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.1).*
23.3	Consent of Maples and Calder (included on Exhibit 5.2).*
24.1	Power of Attorney.*
99.1	Form of Audit Committee Charter.*
99.2	Form of Compensation Committee Charter.*
99.3	Form of Nominations and Corporate Governance Committee Charter.*
99.4	Consent of Mark Hedstrom*
99.5	Consent of James Healy*
99.6	Consent of Kellie Ammerman*
99.7	Consent of Jim Herbert*

*	Filed herewith.

**	Previously filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 1st day of June, 2021.

FALCON PEAK ACQUISITION CORP.

By:	/s/ Ziad Ghandour
Ziad Ghandour
Chief Executive Officer and Director

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ziad Ghandour his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ziad Ghandour	Chief Executive Officer and Director	June 1, 2021
Ziad Ghandour	(Principal Executive Officer)

/s/ Jordan Plemmons	Chief Financial Officer	June 1, 2021
Jordan Plemmons	(Principal Financial and Accounting Officer)

/s/ Matthew Grimes	President	June 1, 2021
Matthew Grimes

Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Falcon Peak Acquisition Corp., in the City of Los Angeles, State of California, on the 1st day of June, 2021.

By:	/s/ Ziad Ghandour
Name:	Ziad Ghandour